Exhibit 99.1

Ambarella Announces Appointment of Kevin C. “Casey” Eichler as Chief Financial Officer

SANTA CLARA, Calif., August 6, 2018 — Ambarella, Inc. (NASDAQ: AMBA) a leading developer of low-power, HD and Ultra HD video processing semiconductors, today announced the appointment of Kevin C. “Casey” Eichler as Vice President and Chief Financial Officer, effective immediately. As CFO, Mr. Eichler will report directly to Chief Executive Officer Fermi Wang. Mr. Eichler succeeds George Laplante, who announced his intention to retire earlier this year.

“We are thrilled to have Casey join Ambarella as our Chief Financial Officer,” said Mr. Wang. “Casey brings proven public company finance and operational expertise and will play a critical role in helping us expand our market opportunities in security, automotive and robotics with our new computer vision solutions. Casey has a comprehensive range of technology experience, including in the semiconductor industry, and we look forward to his contributions to our continued success.”

Mr. Eichler served as the President and Chief Financial Officer of Ultra Clean Holdings, Inc. (NASDAQ: UCTT) from March 2015 to July 2016 and as Executive Vice President and Chief Financial Officer from July 2009 to February 2015, where he oversaw all the financial reporting for the company, as well as business development and key customer relationships. Prior to joining Ultra Clean Holdings, Mr. Eichler was the Senior Vice President and Chief Financial Officer of Credence Systems Corporation from January 2008 to November 2008, Executive Vice President of Operations and Chief Financial Officer of MarketTools, Inc. from March 2006 to December 2007, and Vice President and Chief Financial Officer of MIPS Technologies Inc. from June 1998 to February 2006. Prior to that, he held management positions with several technology companies, including Visigenic Software, NeXT Software and Microsoft. Mr. Eichler holds a Bachelor of Science degree in accounting from St. John’s University.

Mr. Eichler said, “I am excited to join Ambarella, and I look forward to working with Fermi and the Ambarella team. With the introduction of its new computer vision solutions and the opportunities to penetrate new markets, this is an exciting time for the company.”

Mr. Laplante intends to assist in the transition of duties through September 30, 2018, after which he is expected to have a non-financial consulting role with the company assisting in strategic assignments. “I want to again thank George for his leadership and significant contributions to Ambarella and wish him all the best as he begins this new chapter,” said Mr. Wang.

About Ambarella

Ambarella, Inc. (NASDAQ: AMBA) is a leading developer of low-power, high-definition (HD) and Ultra HD video compression, image processing and computer vision solutions. The company’s products are used in a variety of IP security, sports, wearable, drone and automotive video cameras. Ambarella’s solutions leverage over 20 years of pioneering research in computer vision to enable future generations of intelligent cameras, Advanced Driver Assistance Systems and autonomous vehicles. For more information about Ambarella, please visit www.ambarella.com.

Contacts:

Ambarella Contact: www.ambarella.com/about/contact/inquiries

Investor Relations Contact: Deborah Stapleton, T: +1 650 815 1239, deb@stapleton.com